Exhibit 99.1

ImmuCell

ImmuCell Announces a 12% Increase in Product Sales in Q2 of 2026 and a 21% Increase in the First Six Months of 2026, Based on Preliminary, Unaudited Sales Results

For Immediate Release

PORTLAND, Maine – July 9, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health biologics company that develops, manufactures and markets products to improve calf health and productivity, today announced preliminary, unaudited sales results for the second quarter of 2026.

“Total sales for the three months ended June 30, 2026 were $7.2 million, an 11.5% increase compared to the three months ended June 30, 2025, driven by a 27.7% increase in domestic sales compared to 2025,” said Timothy Fiori, Chief Financial Officer of ImmuCell. “Our growth in the second quarter is particularly significant given the challenging comparison with the second quarter of 2025, when ImmuCell recorded substantial sales from distributors replenishing inventory following an extended period of backorders. International sales in the three months ended June 30, 2026 declined $0.6 million, or 38.9% compared to 2025; however, we believe that end-customer demand remains strong, particularly in Canada. Total sales for the six months ended June 30, 2026 were $17.5 million, a 20.9% increase compared to the six months ended June 30, 2025.”

“We achieved another strong sales quarter, supported by excellent product availability and robust demand in the U.S. for our products,” commented Olivier te Boekhorst, President and CEO. “During the quarter, we directed our commercial efforts toward year-round dairy customers. This more price-sensitive segment generated demand resulting in 23.8% growth of Dual-Force® and 8.3% growth of Tri-Shield®. The expansion of our commercial team is contributing to increased customer acquisitions in that segment.”

Management looks forward to discussing revenue drivers and complete financial results on a conference call on Friday, August 14, 2026 at 9:00 AM ET.

Preliminary, Unaudited Sales Results
Three Months Ended June 30,	2026	2025	$ Increase ($ Decrease)	% Increase (% Decrease)

Total Product Sales	$7.2 million	$6.4 million	$0.7 million	11.5%

Domestic Sales	$6.2 million	$4.9 million	$1.4 million	27.7%
International Sales	$1.0 million	$1.6 million	($0.6 million)	(38.9%)

Tri-Shield First Defense® Sales	$4.9 million	$4.5 million	$0.4 million	8.3%
Dual-Force® and Other Sales	$2.3 million	$1.9 million	$0.4 million	19.1%

Preliminary, Unaudited Sales Results
Six Months Ended June 30,	2026	2025	$ Increase ($ Decrease)	% Increase (% Decrease)

Total Product Sales	$17.5 million	$14.5 million	$3.0 million	20.9%

Domestic Sales	$16.0 million	$12.0 million	$3.9 million	32.5%
International Sales	$1.6 million	$2.5 million	($0.9 million)	(35.7%)

Tri-Shield First Defense® Sales	$12.8 million	$10.2 million	$2.6 million	25.1%
Dual-Force® and Other Sales	$4.8 million	$4.3 million	$0.5 million	10.9%

Conference Call:

The Company is planning to host a conference call on Friday, August 14, 2026 at 9:00 AM ET to discuss the unaudited financial results for the quarter ended June 30, 2026. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET. A teleconference replay of the call will be available until August 21, 2026 at (855) 669-9658 (toll free) or (412) 317-0088 (international), utilizing replay access code #8659150.

About ImmuCell:
ImmuCell Corporation (Nasdaq: ICCC) is an animal-health biologics company that operates in the fast-growing market for calf health solutions. It develops, manufactures and commercializes the First Defense® line of products that provides Immediate Immunity™ through colostrum-derived, orally delivered antibodies against the principal viral and bacterial causes of scours. Scours (neonatal calf diarrhea) is one of the most prevalent and deadly diseases in neonatal calves worldwide. Press releases and other information about the Company are available at: http://www.immucell.com/investors.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; projections of future financial or operational performance; future demand for our products, including the First Defense® product line; future effects from our prior recovery from production backlogs; future consequences and effectiveness of our investments in our business, including the hiring of new sales personnel; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this press release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: competition within our anticipated product markets, customer acceptance of our new and existing products, uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized under PART II: OTHER INFORMATION, ITEM 1A-RISK FACTORS and uncertainties otherwise referred to in the Annual Report. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Olivier te Boekhorst, President and CEO
Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
investor.relations@immucell.com

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
iccc@lythampartners.com